Exhibit 5.1

609 Main Street Houston, TX 77002 United States +1 713 836 3600 www.kirkland.com	Facsimile: +1 713 836 3601

January 6, 2023

Pathfinder Acquisition Corporation

1950 University Avenue, Suite 350

Palo Alto, CA 94303

Ladies and Gentlemen:

We have acted as special legal counsel to Pathfinder Acquisition Corporation, a Cayman Islands exempted company (the “Company”), in connection with the Registration Statement on Form S-4, initially filed with the U.S. Securities and Exchange Commission (the “Commission”) on October 31, 2022 (File No. 333-268068), as amended and supplemented through the date hereof pursuant to the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereafter referred to as the “Registration Statement”), relating to the Business Combination Agreement, dated October 3, 2022, (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, Movella Inc., a Delaware corporation (“Movella”), and Motion Merger Sub, Inc., a Delaware corporation (“Merger Sub”). Pursuant to the Business Combination Agreement, the Company will change its jurisdiction of incorporation through the transfer by way of continuation and deregistration of the Company from the Cayman Islands and the continuation and domestication of the Company as a corporation incorporated in the State of Delaware (the “Domestication”).

In connection with the Domestication, the Company will change its jurisdiction of incorporation by effecting a deregistration under Part XII of the Cayman Islands Companies Act (As Revised) and a domestication under Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) by filing a certificate of corporate domestication simultaneously with a certificate of incorporation, in each case in respect of the Company with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”). The Domestication is subject to the approval of the shareholders of the Company. We refer herein to the Company following effectiveness of the Domestication as “New Movella”.

Promptly following the consummation of the Domestication, Merger Sub will merge with and into Movella (the “Merger” and together with the Domestication and related transactions, the “Business Combination”), with Movella as the surviving company in the Merger and, after giving effect to the Merger, Movella will be a wholly-owned subsidiary of the Company (the time that the Merger becomes effective being referred to as the “Effective Time”). In connection with the Domestication, on the date of closing prior to the Effective Time: (i) each issued and outstanding Class A ordinary share, par value $0.0001 per share, of the Company (the “Class A ordinary shares”) will convert automatically by operation of law, on a one-for-one basis, into shares of common stock, par value $0.00001 per share, of New Movella (the “New Movella Common Stock”); (ii) each issued and outstanding Class B ordinary share, par value $0.0001 per share, of the Company (the “Class B ordinary shares”) will convert automatically by operation of law, on a one-for-one basis without giving effect to any rights of adjustment or other anti-dilution protections, into shares of New Movella Common Stock; and (iii) each issued and outstanding whole warrant to purchase Class A ordinary shares of the Company (the “Warrants”), issued pursuant to that certain Warrant Agreement by and between the Company and Continental Stock Transfer & Trust Company, dated February 16, 2021 (the “Warrant Agreement”), will automatically represent the right to purchase one share of New Movella Common Stock. In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time: (i) each share of common stock, par value $0.0001 per share, of Movella (the

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Pathfinder Acquisition Corporation

January 6, 2023

“Movella Common Stock”) outstanding as of immediately prior to the Effective Time (other than any shares held by dissenting holders of shares of Movella Common Stock who demand appraisal of such shares and comply with Section 262 of the General Corporation Law of the State of Delaware) will be net exchanged for shares of common stock, par value $0.0001 per share, of New Movella (the “New Movella Common Stock”); (ii) each share of preferred stock of Movella (the “Movella Preferred Stock”) outstanding as of immediately prior to the Effective Time will be net exchanged for shares of New Movella Common Stock; (iii) each warrant to purchase shares of Movella Common Stock (the “Movella Warrants”) will be net exercised in exchange for a number of shares of Movella Common Stock determined in accordance with the terms of the warrant agreements under which such warrants were issued; (iv) each convertible note issued by Movella (the “Movella Convertible Notes”) will be net exchanged into a number of shares of New Movella Common Stock in accordance with the terms of such notes; and (v) each outstanding Movella option to purchase a share of Movella Common Stock (the “Movella Options” and, together with the Movella Common Stock, Movella Preferred Stock, the Movella Warrants, and the Movella Convertible Notes, the “Movella Merger Securities”) (whether vested or unvested) will be cancelled and extinguished in exchange for an option to purchase New Movella Common Stock (on an as-converted basis) (“New Movella Options”) in each case, under the plan proposed to be adopted in connection with the Movella Holdings Inc. 2022 Stock Incentive Plan to be considered for adoption and approval by the shareholders and subject to the same terms and conditions as applied to the Movella Options immediately prior to the Effective Time (other than those rendered inoperative by the transactions contemplated by the Business Combination Agreement), with the new number of options and exercise price as set forth therein, and based on an implied Movella pre-transaction equity value of $375 million, subject to certain adjustments.

This opinion is being rendered in connection with the registration under the above-referenced Registration Statement of: (i) 75,321,398 shares of New Movella Common Stock; (ii) 10,750,000 shares of New Movella Common Stock to be issued upon the exercise of the Warrants (the “Warrant Shares”); (iii) 10,750,000 Warrants; and (iv) up to 5,685,577 shares of New Movella Common Stock that may be issued to holders of New Movella Options.

In connection with the preparation of this opinion, we have, among other things, read:

(a)	a copy of the Business Combination Agreement, filed as Exhibit 2.1 to the Registration Statement;

(b)	the Registration Statement;

(c)

the form of proposed amended and restated certificate of incorporation of New Movella, to be filed with the Delaware Secretary of State (the “Certificate of Incorporation”), in the form filed as Exhibit 3.1 to the Registration Statement;

(d)

the form of proposed amended and restated bylaws of New Movella, to be adopted by New Movella in connection with the Domestication (the “Bylaws”), in the form filed as Exhibit 3.2 to the Registration Statement;

(e)	the form of proposed certificate of corporate domestication of the Company, to be filed with the Delaware Secretary of State (the “Certificate of Domestication”);

Pathfinder Acquisition Corporation

January 6, 2023

(f)	a copy of the Warrant Agreement, including the specimen certificate included therein; and

(g)	such other documents, records and other instruments as we have deemed necessary or appropriate in order to deliver the opinions set forth herein.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of officers and other representatives of the Company and others as to factual matters.

Subject to the assumptions, qualifications, exclusions and other limitations which are identified in this opinion, we advise you that:

1.

Upon (i) the effectiveness of the Domestication and (ii) the filing of the Certificate of Incorporation with the Delaware Secretary of State, the Class A ordinary shares and Class B ordinary shares will automatically convert by operation of law, on a one-for-one basis, into shares of New Movella Common Stock, such shares of New Movella Common Stock will be duly authorized, validly issued, fully paid and non-assessable shares of New Movella Common Stock.

2.

At the Effective Time, the Movella Merger Securities will automatically be exchanged into shares of New Movella Common Stock, such shares of New Movella Common Stock will be duly authorized, validly issued, fully paid and non-assessable shares of New Movella Common Stock.

3.

Upon (i) the effectiveness of the Domestication, (ii) the filing of the Certificate of Incorporation with the Delaware Secretary of State and (iii) the exercise by the holders of Warrants and the payment of the exercise price for the Warrant Shares pursuant to the Warrant Agreement, the Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable.

4.

Upon (i) the effectiveness of the Domestication and (ii) the filing of the Certificate of Incorporation with the Delaware Secretary of State, each issued and outstanding Warrant will be a valid and binding obligation of New Movella, enforceable against New Movella in accordance with its terms under the laws of the State of New York.

5.

Following the Effective Time and the optional conversion by holders of the New Movella Options into New Movella Common Stock, such shares of New Movella Common Stock will be duly authorized, validly issued, fully paid and non-assessable.

In addition, in rendering the foregoing opinions we have assumed that:

(a)

the Company (i) is duly incorporated and is validly existing and in good standing, (ii) has requisite legal status and legal capacity under the laws of the jurisdiction of its organization, and (iii) has complied and will comply with all aspects of the laws of the jurisdiction of its organization in connection with the transactions contemplated by, and the performance of its obligations under, the Warrant Agreement;

Pathfinder Acquisition Corporation

January 6, 2023

(b)	the Company had the corporate power and authority to execute and deliver and has the corporate power and authority to perform all its obligations under the Warrant Agreement;

(c)

neither the execution and delivery by the Company of the Warrant Agreement nor the performance by the Company of its obligations thereunder: (i) constitutes or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which the Company or its property is subject; (ii) contravenes or will contravene any order or decree of any governmental authority to which the Company or its property is subject; or (iii) violates or will violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (iii) with respect to the laws of the State of New York or the DGCL);

(d)

neither the execution and delivery by the Company of the Warrant Agreement nor the performance by the Company of its obligations thereunder requires or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction;

(e)

prior to effecting the Domestication and prior to the issuance of securities by New Movella: (i) the shareholders of the Company will have approved, among other things, the Domestication; and (ii) all other necessary action will have been taken under the applicable laws of the Cayman Islands to authorize and permit the Domestication, and any and all consents, approvals and authorizations from applicable Cayman Islands governmental and regulatory authorities required to authorize and permit the Domestication will have been obtained; and

(f)

the current draft of the Certificate of Incorporation, in the form thereof submitted for our review, without alteration or amendment (other than identifying the appropriate date), will be duly authorized and executed and thereafter be duly filed with the Delaware Secretary of State in accordance with Section 103 of the DGCL, that no other certificate or document, other than the Certificate of Domestication as required under Section 388 of the DGCL, has been, or prior to the filing of the Certificate of Incorporation will be, filed by or in respect of the Company with the Delaware Secretary of State and that the Company will pay all fees and other charges required to be paid in connection with the filing of the Certificate of Incorporation.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, (iv) public policy considerations which may limit the rights of parties to obtain certain remedies, (v) any requirement that a claim with respect to any security denominated in other than U.S. dollars (or a judgment denominated in other than U.S. dollars in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined in accordance with applicable law, (vi) governmental authority to limit, delay or prohibit the making of payments outside of the United States or in a foreign currency or currency unit and (vii) any laws except the laws of the State of New York and the DGCL. We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern. We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance of the securities covered by this opinion.

Pathfinder Acquisition Corporation

January 6, 2023

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of New York or the DGCL be changed by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Kirkland & Ellis LLP

Kirkland & Ellis LLP